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                                                                 Exhibit 10.14.1

[LOGO OF VIA]


June 22, 1999

Ken Blackman
Turpin Lodge
Winter Hill Road
Pinkney's Green
Bershire SL6 6PJ

Dear Ken

I am pleased to offer you the position of Vice President -- European Region with VIA NET WORKS, Inc. ("VIA") reporting to me, beginning on June 22, 1999.
Your monthly gross salary will be 8,333.33 GBP (x12 annual), payable in arrears. You will receive an auto allowance of 1,000.00 GBP per month, as well health insurance as available under the BUPA policy for our employees in the UK. You will also be eligible for an annual bonus of up to 50% of your base annualized salary. VIA will adminster your payroll through WWS according to the pay cycle it maintains for its own employees.

You will also be eligible for a stock option grant of 75,000 shares of VIA NET WORKS, Inc. Common Stock subject to approval from, and at a price set by, the Board of Directors at its next Board meeting. Options vest over four years, the details of which will be included in the formal grant. At the same Board meeting, you will also receive the right to purchase up to 40,000 shares of stock within 60 days of Board approval. You may purchase none, a portion, or all of these shares, at your discretion.

The notice period for termination of your employment with VIA will be 12 months from either party, until 22 June 2000. After 22 June 2000 the notice period for termination of your employment with VIA will be 6 months from either party. Your vacation will be twenty five days per year plus normal UK bank holidays. You will also be eligible for personal and sick leave, the policies of which are in the process of being implemented.

In your position with VIA NET WORKS, Inc. you may have direct or indirect access to a substantial amount of confidential material/data, patentable or unpatentable inventions, trade secrets, technical knowhow etc. and you will be required not to divulge these during or subsequent to your employment with VIA NET WORKS, Inc. Accordingly, you will be requested as a condition of your employment to sign an Employee Non-Disclosure Agreement.

If the foregoing is acceptable to you, please sign below. We look forward to having you join us.

Sincerely

/s/ Michael J. Simmons

Michael J. Simmons
Vice President, European Region
                                                     Read, Approved and accepted

                                                        /s/ Ken Blackman
                                                        K Blackman

                              VIA NET.WORKS, Inc.
                      [LETTERHEAD OF VIA NET WORKS, INC.]